    As filed with the Securities and Exchange Commission on December 3, 1999

                                                   Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                      AIRONET WIRELESS COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                    34-1758180
     (State or Other Jurisdiction of                     (I.R.S. Employer
     Incorporation or Organization)                      Identification No.)

                              3875 EMBASSY PARKWAY
                                 AKRON, OH 44333
                    (Address of Principal Executive Offices)

                                 ---------------

           AMENDED AND RESTATED AIRONET WIRELESS COMMUNICATIONS, INC.
                      1996 STOCK OPTION PLAN (AS AMENDED)
                            (Full Title of the Plan)

                                 --------------

                     ROGER J. MURPHY, JR.                            JAY R. FAEGES, ESQ.
              PRESIDENT & CHIEF EXECUTIVE OFFICER                  GOODMAN WEISS MILLER LLP
                     3875 EMBASSY PARKWAY                      100 ERIEVIEW PLAZA, 27TH FLOOR
                        AKRON, OH 44333                              CLEVELAND, OH 44114
                   TELEPHONE: (330) 664-7900                      TELEPHONE: (216) 696-3366
                      FAX: (330) 664-7922                             FAX: (216) 363-5835

  (Name, Address, and Telephone Number, Including Area Code,   (Agent to Receive Comments and Other
                     of Agent for Service)                            Communications)

                                 --------------

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------- -------------------- ----------------- -------------  ----------------
          TITLE OF EACH CLASS OF                AMOUNT TO BE          PROPOSED        PROPOSED        AMOUNT OF
        SECURITIES TO BE REGISTERED             REGISTERED(1)         MAXIMUM         MAXIMUM       REGISTRATION
                                                                   OFFERING PRICE    AGGREGATE           FEE
                                                                      PER UNIT        OFFERING
                                                                                       PRICE
-------------------------------------------- -------------------- ----------------- -------------  ----------------
Common Stock ($.01 par value per share).....   1,297,834              $ 3.50(2)       $ 4,542,419    $ 1,199.20
Common Stock ($.01 par value per share).....     347,000              $57.41(3)       $19,921,270    $ 5,259.22
                                               ---------              ------          -----------    ----------
     Total..................................   1,644,834                N/A           $24,463,689    $ 6,458.42
-------------------------------------------- -------------------- ----------------- -------------  ----------------

(1) The subject shares of Common Stock of the Registrant have been or may be issued pursuant to the Amended and Restated Aironet Wireless
         Communications, Inc. 1996 Stock Option Plan (as amended, the "Plan").
         In accordance with Rule 416 of the Securities Act of 1933, as amended, (the "Securities Act") this Registration Statement also covers an indeterminate number of additional securities as may become issuable pursuant to the antidilution provisions of such plan in the event of any stock splits, stock dividends or similar transactions specified in the Plan.

(2) Calculated based upon the maximum exercise price per share pursuant to Rule 457(h) of the Securities Act.

(3) Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(c) and (h) of the Securities Act, on the basis of the average of the high ($57.75) and low ($57.06) prices of the Common Stock of Aironet Wireless Communications, Inc. as reported on the Nasdaq National Market on December 2, 1999.

                                EXPLANATORY NOTE

         Aironet Wireless Communications, Inc. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act") to register shares of common stock issuable pursuant to the Plan.

         Under cover of this Registration Statement on Form S-8 is a Reoffer Prospectus of Aironet Wireless Communications, Inc. prepared in accordance with
Part I of Form S-3 under the Securities Act. This Reoffer Prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with this requirements of Part I of Form S-3 and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 347,000 "restricted securities" which have been issued prior to the filing of this Registration Statement.


                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The information required by Part I, Items 1 and 2, will be included in documents sent or given to participants in the Plan pursuant to Rule
428(b)(1) of the Securities Act.

REOFFER PROSPECTUS
------------------

                              [LOGO] AIRONET (TM)

                      AIRONET WIRELESS COMMUNICATIONS, INC.

                      ------------------------------------


                                 347,000 Shares

                                  COMMON STOCK
                           (par value $.01 per share)

                      ------------------------------------


         This prospectus relates to 347,000 shares of common stock of Aironet Wireless Communications, Inc., which may be offered from time to time by the selling stockholders identified on page 12 of this prospectus under the caption "Selling Stockholders" for their own accounts. Each of the selling stockholders named below acquired the shares of common stock covered by this prospectus pursuant to the Amended and Restated Aironet Wireless Communications, Inc. 1996 Stock Option Plan (the "Plan") as employees, officers, directors, consultants or independent contractors of Aironet or its former parent corporation.

         It is anticipated that the selling stockholders will offer shares for sale at prevailing prices in the Nasdaq National Market on the date of sale or in negotiated transactions. We will receive no part of the proceeds from sales made under this prospectus. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the selling stockholders will be borne by that selling stockholder.

         Among the shares of common stock, there are shares which are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering the shares of common stock under the Securities Act to allow for future sale by the selling stockholders, on a continuous or delayed basis, to the public without restriction. Each selling stockholder and any participating broker or dealer may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event any profit on the sale of shares by the selling stockholder and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

         Our common stock is traded on the Nasdaq National Market under the symbol "AIRO." On December 2, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $57.44 per share.

                      ------------------------------------


         INVESTING IN THE COMMON STOCK INVOLVES RISKS.   SEE "RISK FACTORS"
BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

                      ------------------------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.


                      ------------------------------------

                                December 3, 1999

                      ------------------------------------

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

THE COMPANY............................................................... 1

RISK FACTORS.............................................................. 2

FORWARD-LOOKING STATEMENTS................................................11

USE OF PROCEEDS...........................................................12

SELLING STOCKHOLDERS......................................................12

PLAN OF DISTRIBUTION......................................................13

LEGAL MATTERS.............................................................13

EXPERTS...................................................................14

DOCUMENTS INCORPORATED BY REFERENCE.......................................14

ADDITIONAL INFORMATION....................................................14

                                   THE COMPANY

         We are a leading provider of high speed, standards-based wireless local area networking solutions. Our products are designed to provide wireless connections to local area computer networks and Internet access to personal computer users within a building or campus environment. Our products utilize radio frequency and data communication technologies to wirelessly connect users to data networks ranging in size and complexity from corporate computer networks to home networks. In a business setting, our wireless local area network solutions are used as extensions to existing networks, enabling personal computer users to maintain a wireless network connection anywhere throughout a building or around a campus. Our flagship products, the 4800 Turbo DS series, are the first commercially available wireless local area network products to operate at speeds of 11 Mbps in the unlicensed 2.4 GHz radio frequency band. The 4800 Turbo DS series provides bandwidth sufficient for data- intensive applications and high speed Internet access, as well as emerging streaming video and voice over computer network applications.

         We offer comprehensive solutions to our customers based on both Direct Sequence and Frequency Hopping spread spectrum radio technologies. As a result, we are able to offer our customers the wireless local area network solution best suited to their specific environment and needs. Our broad product portfolio includes PC cards, network interface cards, access points, bridges and network management software. As a major contributor to, and proponent of the Institute of Electrical and Electronic Engineers 802.11 industry standard for wireless local area networks, we have designed our primary products to interoperate with other standards-based products. Our 802.11 based products operate in the unlicensed 2.4 GHz radio frequency band and support major network operating systems, standard software and hardware interfaces and network protocols. As a result, our products can be interfaced easily into existing network and Internet infrastructures.

         Over the past several years, many organizations have benefitted from wireless networking solutions. Wireless networks allow mobile computing, reduced network infrastructure costs and improved overall operational efficiency. Wireless local area networks have been widely adopted in several vertical markets, such as the retail, warehousing and distribution industries. Recent developments, including the wide adoption of the 802.11 industry standard for wireless local area networks, the availability of faster data rates of at least 10 Mbps and the availability of wireless single piece PC card adapters, have collectively resulted in the emergence and growth of wireless local area network solutions in broader networking markets. Today, the desire for pervasive network and Internet connectivity, the preference for mobile computing and the need to deploy and reconfigure networks rapidly and cost-effectively, are all factors contributing to the increase in market demand for wireless local area networks.

         Our objective is to become a dominant worldwide developer and provider of high speed wireless local area computer network products. We intend to achieve our objective by implementing the following strategies:

         - leveraging our leadership in 2.4 GHz spread spectrum, media access control chip, and network architecture technologies to maintain our competitive advantage in the areas of data rate and throughput, range and network management;

         - strengthening brand awareness of our products by continuing to promote the Aironet brand as synonymous with high speed, cost-effective wireless local area computer network products that are standards-based, easily deployable and reliable;

         - delivering solutions based on the 802.11 and other wireless local area computer network standards, and actively participating in workgroups that define wireless network standards to influence the direction of these standards; and

         - expanding channel distribution by strengthening relationships with existing channel partners and adding new channel partners, both in domestic and international markets.

         We market our wireless local area computer network products in the United States and abroad through an indirect sales and marketing organization consisting primarily of distributors, resellers and original equipment manufacturers. Our U.S. distributors include Business Partner Solutions, Inc., Ingram Micro Inc. and Tech Data Corporation.

         Our principal offices are located at 3875 Embassy Parkway, Akron, Ohio 44333, and our telephone number is (330) 664-7900. We maintain a website at http:\\www.aironet.com. The contents of our website are not part of this prospectus.

                                  RISK FACTORS

         You should carefully consider the risks described below and the other information in this prospectus before deciding to buy shares of our common stock. If any of the following risks or uncertainties actually occur, our business could be adversely affected. In that event, the trading price of our common stock could decline, and you could lose all or a part of your investment.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various risks and uncertainties, including those described below and elsewhere in this prospectus.

WE MAY NOT COMPLETE OUR MERGER WITH CISCO

         Pursuant to an Agreement and Plan of Merger and Reorganization dated as of November 8, 1999 (the "Merger Agreement") by and among Cisco Systems, Inc. ("Cisco"), Aironet and Osprey Acquisition Corporation, a wholly-owned subsidiary of Cisco ("Merger Sub"), Merger Sub will merge (the "Merger") with and into Aironet, with the separate corporate existence of Merger Sub ceasing and Aironet continuing as the surviving corporation and a wholly-owned subsidiary of Cisco. At the effective time of the Merger (the "Effective Time"), each share of Aironet's common stock issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive 0.63734 shares of Cisco's common stock, and the Aironet stock will be deregistered and delisted. The value of the transaction based on the trading price of Cisco's common stock on the date of the Merger Agreement is approximately $799 million.

         The consummation of the Merger is subject to various conditions precedent, including (i) approval of the Merger Agreement by the stockholders of Aironet and (ii) expiration or early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         If our Merger with Cisco is not completed for any reason, we may be subject to a number of material risks, including the following: (i) Aironet may be required to pay Cisco a termination fee of $25 million, (ii) the option granted to Cisco by Aironet may become exercisable, under certain circumstances,
(iii) the price of Aironet common stock may decline to the extent that the current market price of Aironet common stock reflects a market assumption that the merger will be completed and (iv) costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed. In addition, Aironet's customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by Aironet customers could have a material adverse effect on Aironet's business, regardless of whether or not the merger is ultimately completed. Similarly, current and prospective Aironet employees may experience uncertainty about their future role with Cisco until Cisco's strategies with regard to Aironet are announced and executed. This may adversely affect Aironet's ability to attract and retain key management, sales, marketing and technical personnel. Further, if the merger is terminated and Aironet's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger. In addition, while the Merger Agreement is in effect and subject to certain limited exceptions, Aironet is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than Cisco.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS

         We were incorporated in 1993 and therefore have only a short operating history for you to evaluate. Your evaluation of our business and results of operations must take into account this short operating history, which may not be indicative of future results. Our business and prospects should also be considered in light of the risks frequently encountered by companies in their early stages of development in new and rapidly evolving markets. Because of our short existence, our limited operating history as an independent company, fluctuations in our past results, past operating deficits and the early stage of development of our market, we cannot assure you that we will sustain profitability.

         Only since March 1998 has our business operated without the financial support of Telxon. A significant portion of the revenues reflected in our financial statements are still earned from Telxon based on agreed upon prices determined when Telxon was our majority stockholder. For the periods presented, our financial statements do not represent our performance as an independent company. In the future, loss of this revenue for any reason could adversely affect our results of operations. We lease two facilities from Telxon and are parties to various agreements with Telxon, including our license and sales agreement. Arrangements with Telxon cannot be considered to be arm's length, and therefore they do not necessarily reflect terms which could have been negotiated with unrelated third parties. As a large stockholder and customer, Telxon may be able to assert influence over us, which could impact our business or prevent us from realizing benefits in some situations.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK

         Our quarterly and annual operating revenues, expenses and operating results may fluctuate due to a number of factors including:

-        the timing and cancellation of customer orders;

- our ability to introduce new products and technologies on a timely basis;

-        market acceptance of our and our customers' products;

-        introduction of products by our competitors;

-        the level of orders received which can be shipped in a quarter;

-        the timing of our investments in research and development;

- the timing and provision of pricing protection and returns from our distributors;

- whether our customers buy from a distributor, an OEM or directly from us;

-        cost and availability of components and subassemblies;

-        competitive pressures on selling prices;

-        finished product availability and quality;

-        general economic conditions; and

-        changes in product mix.

         Our business is characterized by short-term orders and shipment schedules. We have experienced difficulties efficiently managing our production and inventory levels because, among other reasons, customers can typically cancel or reschedule orders without significant penalty. Since we do not have a substantial, noncancellable backlog, we typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. Significant customer cancellations or unforeseen fluctuations in customer demand could cause us to over or under produce products, which could lead to overstocking or to frustrating customer expectations, either of which could negatively affect operating results or cause significant variations in our operating results from quarter to quarter.

DECLINING SELLING PRICES OF NETWORKING EQUIPMENT MAY ADVERSELY AFFECT OUR
REVENUES

         Historically, average selling prices of networking equipment have decreased over the life of a product. As a result, the average selling prices of our products should be expected to decrease in the future, which may adversely affect our operating results if we do not correspondingly decrease our costs.

OUR OPERATING RESULTS WILL SUFFER IF SALES DO NOT INCREASE AS ANTICIPATED TO SUPPORT THE EXPENSES OF EXPANDING OUR BUSINESS

         Because our operating expenses for personnel and new product development continue to increase, we must continue to generate increased sales to offset these increased expenses. We have limited ability to reduce expenses quickly in response to any revenue shortfalls. In response to anticipated long lead times to obtain inventory and materials from our contract manufacturers and suppliers, we have in the past and may continue to need to order in advance of anticipated customer demand. This advance ordering has and may continue to result in higher inventory levels, and we have and will continue to depend on an increase in customer demand. Any significant shortfall in customer demand would adversely impact our quarterly and annual operating results.

IF THE WIRELESS NETWORKING MARKET DOES NOT CONTINUE TO EVOLVE, OR IF OUR PRODUCT DEVELOPMENT DOES NOT KEEP PACE WITH ITS EVOLUTION, DEMAND FOR OUR PRODUCTS MAY DECLINE SIGNIFICANTLY

         The wireless networking market is at an early stage of development, is rapidly evolving and its future is uncertain. Demand and market acceptance for recently introduced wireless networking products and services like ours are subject to a high level of uncertainty. It is likely that new wireless LAN products will not be generally accepted unless they operate at higher speeds and are sold at competitive prices. We cannot predict whether the wireless networking market will continue to develop in a way that sufficient demand for our products will emerge and become sustainable. Our prospects must be evaluated in light of the uncertainties relating to the new and evolving market in which we operate. If the wireless networking market does not develop sufficiently, or if our products are not sufficiently accepted, our business, financial condition and operating results will suffer.

WE MAY NOT SUCCEED OR MAY LOSE SIGNIFICANT MARKET SHARE AS A RESULT OF THE INTENSE COMPETITION IN THE WIRELESS LAN MARKET

         The market for our products is very competitive, and we expect that competition will increase in the future. Increased competition could adversely affect our revenues and profitability through pricing pressure, loss of market share and other factors. This market has historically been dominated by relatively few companies, including Lucent, Proxim and BreezeCom. We believe we will encounter competition from a number of other companies that develop, or have announced plans to develop, wireless networking products. We believe that our success will depend in part on our ability to compete favorably in the following areas:

- expertise and familiarity with 2.4 GHz spread spectrum technology, wireless data communication protocols and LAN technology;

-        product performance, features, functionality and reliability;

-        price/performance characteristics;

-        timeliness of new product introductions;

-        adoption of emerging industry standards;

-        customer service and support;

-        size and scope of distribution network; and

-        brand name.

         We have also historically faced competitive pressure from companies that have increased their brand awareness by dedicating significant resources to marketing and advertising.

         We face the risk that our competitors may introduce faster, more competitively priced products. Many of our current and potential competitors have significantly greater financial, marketing, research, technical and other resources. If we are unable to compete successfully, we could experience price reductions, reduced operating margins and loss of market share, any of which could have a material adverse effect on our business and operating results.

OUR SUCCESS DEPENDS ON THE TIMELY DEVELOPMENT OF NEW PRODUCTS

         We derive substantially all of our product revenues from sales of products for wireless networking solutions. This market is characterized by:

-        intense competition;

-        rapid technological change;

-        short product life cycles; and

-        emerging industry standards.

         We have in the past experienced delays in product development which resulted in delayed commercial introduction of new products. These kinds of delays could be repeated and could have an adverse effect on our business. The development of new wireless LAN products is highly complex. Our success in developing and introducing new products depends on a number of factors, including:

-        accurate new product definition;

-        timely completion and introduction of new product designs;

-        achievement of cost efficiencies in design and manufacturing; and

-        market acceptance of the new products.

         We cannot guarantee that we will be successful in these efforts or that our competitors will not be more successful, which, in either case, would have a material adverse effect on our business and results of operations.

WE RELY ON LIMITED SOURCES OF KEY COMPONENTS AND IF WE ARE UNABLE TO OBTAIN THESE COMPONENTS WHEN NEEDED, WE WILL NOT BE ABLE TO DELIVER OUR PRODUCTS TO OUR CUSTOMERS ON TIME

         We rely on Atmel Corporation, M/A-COM, Raytheon Company, Hewlett-Packard Company, Harris Semiconductor and Sawtek, Inc. as our critical sole source suppliers. Although we have been informed by some of these suppliers that they have redundant manufacturing facilities, there is no assurance that they will be able to manufacture or provide these components in a timely way. Should any supply disruption occur, we may not be able to develop an alternative source for these components.

         We have experienced limited delays and shortages in the supply of other less critical components which have slowed the manufacturing schedule of our products or caused us to revise or adjust these schedules. We could experience delays and shortages in the future. We generally do not maintain a significant inventory of components and do not have long-term supply contracts with our suppliers. Our reliance on sole or limited source suppliers involves several risks, including:

- suppliers could increase component prices significantly, without notice and with immediate effect;

- suppliers could discontinue the manufacture or supply of components or delay delivery of components used in our products for reasons such as inventory shortages, new product offerings, increased cost of materials, destruction of manufacturing facilities, labor disputes and bankruptcy; and

- in order to compensate for potential component shortages or discontinuance, we may in the future decide to hold more inventory than is immediately required, resulting in increased inventory costs.

         Though we have not in the past experienced any significant delays in shipping or sales of product due to delays or shortages of components, if our suppliers were unable to deliver or ration components to us, we could experience interruptions and delays in product manufacturing, shipping and sales. This could result in our inability to fulfill customer orders, the cancellation of orders for our products, substantial delays in our product shipments, increased manufacturing costs and increased product prices. Further, we might not be able to develop alternative sources for these components in a timely way, if at all, and might not be able to modify our products to accommodate alternative components.

         These factors could damage our relationships with current and prospective customers lasting longer than any underlying shortage or discontinuance. Any of these risks, if realized, could materially and adversely affect our business operating results and financial condition.

A LIMITED NUMBER OF CUSTOMERS ACCOUNT FOR A SIGNIFICANT PORTION OF OUR REVENUES AND DECREASED DEMAND BY THESE CUSTOMERS WOULD ADVERSELY AFFECT OUR REVENUES

         Historically, a relatively small number of customers, especially Telxon, have accounted for a significant portion of our total revenues in any particular period. Two of our customers, Telxon, and Business Partner Solutions, Inc. each accounted for over 10% of our total revenues for the three months ended September 30, 1999 and for the six months ended September 30, 1999. For the three months and six months ended September 30, 1999, Telxon accounted for 31% and 28% of our total revenues respectively. Our four largest customers accounted for 59% and 54% of our non-affiliate revenues or 41% and 39% of our total revenues for the same periods. We have no long-term volume purchase commitments from any of our customers. We anticipate that sales of our products to relatively few customers will continue to account for a significant portion of our total revenues, because our customers generally resell our products to end users. Due to these factors, some of the following may reduce our operating results:

- reduction, delay or cancellation of orders from one or more of our significant customers;

- development by one or more of our significant customers of other, competitive sources of supply;

- selection by one or more of our significant customers of equipment manufactured by one of our competitors as a preferred solution;

- loss of one or more of our significant customers or a disruption in our sales and distribution channels to these customers; or

- failure of one of our significant customers to make timely payment of our invoices.

         We cannot be certain that these significant customers will continue purchasing levels of previous periods and a decline in these levels for any reason would negatively affect our revenues.

WE MUST EXPAND OUR DISTRIBUTION CHANNELS IN ORDER TO INCREASE SALES OF OUR PRODUCTS

         To increase revenues, we believe we must increase the number of our distribution partners. Our strategy includes an effort to reach a greater number of end users through indirect channels. We are currently investing, and plan to continue to invest, significant resources to develop these indirect channels. This could adversely affect our operating results if we do not generate the revenues necessary to offset these investments. We will be dependent upon the acceptance of our products by distributors and their active marketing and sales efforts relating to our products. The distributors to whom we sell our products are independent and are not obligated to deal with us exclusively or to purchase any specified amount of our products. Because we do not generally fulfill orders by end users of our products sold through distributors, we will be dependent upon the ability of distributors to accurately forecast demand and maintain appropriate levels of inventory. If we are unable to expand our distribution channels, we may not be able to increase sales of our product.

OUR DISTRIBUTORS MAY NOT GIVE PRIORITY TO OUR PRODUCTS WHICH MIGHT RESULT IN LOWER PRODUCT SALES

         We expect that our distributors will also sell competing products. These distributors may not continue, or may not give a high priority to, marketing and supporting our products. This and other channel conflicts could result in diminished sales through the indirect channel and adversely affect our operating results. Additionally, because lower prices are typically charged on sales made through indirect channels, increased indirect sales could adversely affect our average selling prices and result in lower gross margins.

COMPLIANCE WITH EXISTING AND POTENTIAL INDUSTRY STANDARDS MAY BE DIFFICULT AND COSTLY

         We have developed and continue to develop our products to comply with existing industry standards and anticipated future standards. We may not introduce products that comply with future industry standards on a timely basis. In particular, we expend, and intend to continue to expend, substantial resources in developing products and product features that are designed to conform to the IEEE 802.11 wireless LAN standard, as well as to other industry standards that have not yet been formally adopted. Further, our high speed 4800 Turbo DS series of products is designed to conform with the proposed high speed addition to the IEEE 802.11 standard. Our products may fail to meet future industry standards or the standards ultimately adopted by the industry may vary from those anticipated by us.

         We participated in the promulgation of the IEEE 802.11 standard through two of our senior officers who are members of the IEEE 802.11 Standards Committee. Companies participating in the promulgation of the IEEE 802.11 standard have represented to the IEEE that they will grant licenses to their patents on a fair and equitable basis if those patents are required to implement products that comply with the standard. Our ability to market IEEE 802.11 compliant products may depend upon our ability to obtain these licenses from the other participating companies. Our failure to obtain any required license at a commercially reasonable cost could have a material adverse effect on our competitive position and results of operations.

EXISTING AND POTENTIAL WIRELESS LAN STANDARDS MAY NOT ACHIEVE MARKET ACCEPTANCE AND MAY LOWER BARRIERS TO MARKET ENTRY, EITHER OF WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS

         Because we develop our products to comply with industry standards, sales of our products could decline if these standards do not gain market acceptance or if consumers ultimately prefer to purchase products which do not comply with these standards, or which comply with new or competing standards, or which are based on proprietary designs. Also, product standardization may have the effect of lowering barriers to entry in the markets in which we seek to sell our products, by diminishing product differentiation. This would increase competition based upon criteria such as the relative size and marketing skills of competitors and we may not compete favorably.

COMPLIANCE WITH VARYING GOVERNMENT REGULATIONS IN MULTIPLE JURISDICTIONS WHERE WE SELL PRODUCTS MAY BE DIFFICULT AND COSTLY

         In the United States, our products are subject to various Federal Communications Commission rules and regulations. Current FCC regulations permit license-free operation in certain FCC-certified bands in the radio frequency spectrum. FCC rules require compliance with administrative and technical requirements as a condition to the operation or marketing of devices that emit radio frequency energy, such as our products. Our products comply with Part 15 of the current FCC regulations permitting license-free operation of radio devices in the 902-928 MHZ and 2.4-2.4835 GHz radio frequency bands.

         The Part 15 regulations are designed to minimize the probability of interference to the other users of those frequency bands and accord Part 15 systems secondary status. In order of priority, the primary users of those band widths are the following:

- devices which use radio waves to produce heat rather than to communicate;

-        governmental uses;

-        vehicle monitoring systems; and

-        amateur radio.

         In the event of interference between a primary user in those band widths and a Part 15 user, the primary user can require the Part 15 user to curtail transmissions that create interference. Our products are also subject to regulatory requirements in markets outside the United States, where we have limited experience in gaining regulatory approval. The regulatory environment in which we operate subjects us to several risks, including:

- if users must cease use of our products because their operation causes interference to authorized users of the radio frequency spectrum, or authorized users cause interference which must be accepted by users of our products, market acceptance of our products and our results of operations could be adversely affected;

- regulatory changes, including changes in the allocation of available radio frequency spectrum or requirements for licensed operation, may significantly impact our operations by rendering current products non-compliant or restricting the applications and markets served by our products; and

- we may not be able to comply with all applicable regulations in each of the countries where our products are sold or proposed to be sold, and we may need to modify our products to meet local regulations.

OUR SUCCESS DEPENDS ON OBTAINING AND PROTECTING INTELLECTUAL PROPERTY

         Our success depends in part on our ability to obtain and preserve patent and other intellectual property rights covering our products and development and testing tools. The process of seeking patent protection can be time consuming and expensive. We cannot assure you that:

-        patents will issue from currently pending or future applications;

- our existing patents or any new patents will be sufficient in scope to provide meaningful protection or any commercial advantage to us;

- foreign intellectual property laws will protect our intellectual property rights; or

- others will not independently develop similar products, duplicate our products or design around any patents issued to us.

         Intellectual property rights are uncertain and involve complex legal and factual questions. Though we are not aware of any third party intellectual property rights that would prevent our use and sale of our products, we may unknowingly infringe the proprietary rights of others. Any infringement could result in significant liability to us. If we do infringe the proprietary rights of others, we could be forced to either seek a license to those intellectual property rights or alter our products so that they no longer infringe those proprietary rights. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical.

         We also rely on trade secrets, proprietary know-how and confidentiality provisions in agreements with employees and consultants to protect our intellectual property. Other parties may not comply with the terms of their agreements with us, and we may not be able to adequately enforce our rights against these parties.

WE COULD BECOME SUBJECT TO LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS WHICH COULD SERIOUSLY HARM OUR BUSINESS

         Any dispute regarding intellectual property, whether ours or that of another company, may result in legal proceedings. These types of proceedings may be costly and time consuming for us, even if we eventually prevail. If we do not prevail, we might be forced to pay significant damages, the prevailing party's litigation expenses and obtain a license or stop making the subject product.

IF WE FAIL TO MANAGE OUR GROWTH, OUR BUSINESS, FINANCIAL CONDITION AND PROSPECTS COULD BE SERIOUSLY HARMED

         We have expanded our operations in recent years, and we anticipate that further expansion will be required to address potential growth in our customer base and market opportunities, as well as to provide corporate services previously provided to us by Telxon. This expansion has placed, and future expansion is expected to place, a significant strain on our management, technical, operational, administrative and financial resources. We have recently hired new employees, including a number of key managerial and operations personnel, who have not yet been fully integrated into our operations.

         Our current and planned expansion of personnel, systems, procedures and controls may be inadequate to support our future operations. We may be unable to attract, retain, motivate and manage required personnel, including finance, administrative and operations staff, or to successfully identify, manage and exploit existing and potential market opportunities because of inadequate staffing. We may also be unable to manage further growth in our multiple relationships with our OEMs, distributors and other third parties. If we are unable to manage growth effectively, our business, financial condition and results of operations could be adversely affected.

OUR INTERNATIONAL OPERATIONS MAY BE ADVERSELY AFFECTED BY ADDITIONAL RISKS UNIQUE TO THOSE MARKETS

         Revenues from customers outside of the United States accounted for approximately 21% and 24% of our total revenues for the three months ended September 30, 1999 and six months ended September 30,1999 respectively. We anticipate that revenues from customers outside of the United States will continue to account for a significant portion of our total revenues for the foreseeable future. Expansion of our international operations has required, and will continue to require, significant management attention and resources. In addition, we remain heavily dependent on distributors to market, sell and support our products internationally. Our international operations are subject to additional risks, including the following:

-        difficulties of staffing and managing foreign operations;

- longer customer payment cycles and greater difficulties in collecting accounts receivable;

- unexpected changes in regulatory requirements, exchange rates, trading policies, tariffs and other barriers;

- uncertainties of laws and enforcement relating to the protection of intellectual property;

-        language barriers;

-        potential adverse tax consequences; and

-        political and economic instability.

         We currently sell products in countries that have recently experienced significant problems with their economies, the value of their currency, availability of credit and their ability to engage in foreign trade in general, including in Russia and Japan. We are unable to determine whether economic downturns in any particular country will adversely effect our business or results of operations. We cannot predict the impact that any future fluctuations in foreign currency exchange rates or the adoption of the Euro, the single European currency introduced in January 1999, may have on our operating results and financial condition.

RISKS RELATING TO YEAR 2000 ISSUES MAY ADVERSELY AFFECT OUR BUSINESS

         Many existing computer systems and software products do not properly recognize dates after December 31, 1999. This "Year 2000" problem could result in miscalculations, data corruption, system failures or disruptions of operations. We reasonably expect that at worst these disruptions could result in our inability to process transactions, manufacture and ship products, send invoices or engage in similar normal business activities for an indefinite period of time, which could impair our viability.

         The Year 2000 problem could also affect embedded systems, such as building security systems, machine controllers, telephone switches and other equipment. Our systems may suffer from date related problems, and if so, we may need to upgrade or replace our computer systems, software and other equipment, which could result in significant expenditures.

         Neither our current products nor our prior products utilize internal calendars that are dependent upon the input of, or reference to, a specific date, and we do not anticipate designing any products that are date dependent. Furthermore, the purchasing patterns of our customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for network equipment and other purchases, which could have a material adverse effect on our business, operating results and financial condition.

         We rely on numerous third parties who may not be Year 2000 compliant. This includes our contract manufacturers, our sole and limited source component suppliers and other vendors, and our distributors, resellers and OEMs. Failure of any of these third parties to be Year 2000 compliant could require us to incur significant unanticipated expenses to remedy any resulting problems or to replace the affected third party. This could reduce our revenues and could have a material adverse effect on our business, operating results and financial condition. To date, we have not developed contingency plans for those eventualities.

WE ARE DEPENDENT ON KEY PERSONNEL AND IF WE ARE UNABLE TO HIRE OR RETAIN NEEDED PERSONNEL, OUR ABILITY TO DO BUSINESS PROFITABLY COULD BE HARMED

         There are a limited number of skilled design, process and testing engineers and marketing professionals involved in the wireless data communication industry. The competition for these employees is intense. Skilled professionals often move among the various competitors in this industry. Our future growth depends in large part on retaining our current employees and attracting new technical, marketing and management personnel. The loss of key employees or failure to attract new key employees could materially affect our business.

RECENTLY HIRED KEY EMPLOYEES MAY NOT SUCCESSFULLY INTEGRATE INTO OUR MANAGEMENT TEAM

         We have recently hired a number of our officers, including our Senior Vice President and Chief Financial Officer in January 1999, and Senior Vice President, Sales and Marketing in August 1998. These individuals have not previously worked together and are in the process of integrating as a management team, together and with existing management. There can be no assurances that they will be able to effectively work together or successfully manage any growth we experience.

THERE MAY BE POTENTIAL HEALTH AND SAFETY RISKS RELATED TO OUR PRODUCTS WHICH COULD NEGATIVELY AFFECT PRODUCT SALES

         There has been public concern regarding the potential health and safety risks of electromagnetic emissions. Our wireless networking products emit electromagnetic radiation, but we do not believe that our products pose a safety concern. If safety or health issues do arise, product sales could decline or cease. These issues could have a material adverse effect on our business and results of operations. Even if safety concerns ultimately prove to be without merit, negative publicity could have a material adverse effect on our ability to market products.

OUR COMMON STOCK PRICE MAY BE VOLATILE

         The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies have been highly volatile. Our stock price may also be volatile.

DELAWARE LAW AND OUR CORPORATE DOCUMENTS INCLUDE ANTI-TAKEOVER PROVISIONS WHICH MAY LIMIT THE VALUE STOCKHOLDERS CAN REALIZE FROM OUR STOCK

         Our corporate documents and applicable provisions of the Delaware General Corporation Law could discourage, delay or prevent a third party or significant stockholder from acquiring or gaining control of us. These provisions:

- authorize the issuance of preferred stock with rights senior to those of common stock, which our Board of Directors can create and issue without prior stockholder approval;

-        prohibit stockholder action by written consent;

- establish advance notice requirements for submitting nominations for election to the Board of Directors and for proposing matters that can be acted upon by stockholders at a meeting; and

-        establish staggered terms for members of the Board of Directors.

         In addition, we are a party to a Rights Agreement, pursuant to which each share of our common stock includes a companion purchase right. Under circumstances controlled by our Board of Directors, the purchase rights may impose severe impediments to any person seeking to acquire us or gain control over us. Any of these anti-takeover provisions could lower the market price of the common stock and could deprive our stockholders of the opportunity to receive a premium for their shares in the event that we are sold.

THE NUMBER OF OUR SHARES WHICH ARE PUBLICLY TRADED MAY INCREASE IN THE NEAR
FUTURE

         Sales of a large number of shares of our common stock in the market or the perception that sales may occur could cause the market price of our common stock to decline. As of December 2, 1999, we have 14,202,910 shares of common stock outstanding, of which the 6,846,800 shares of common stock sold in our initial public offering are freely tradeable without restriction or further registration under the federal securities laws, unless they are held by our "affiliates," as defined under Rule 144 of the Securities Act. The 7,356,110 remaining shares of outstanding common stock are "restricted securities" under the Securities Act, subject to restrictions on the timing, manner and volume of sales of those shares.

         We filed a registration statement on Form S-8 on September 10, 1999 to register 2,515,817 shares of common stock reserved for issuance under our 1999 Employee Stock Purchase Plan, 1999 Omnibus Stock Incentive Plan and 1999 Stock Option Plan for Non-Employee Directors. Subject to applicable vesting requirements and exercise with respect to options, shares registered under that registration statement will be freely tradeable in the open market.

         The registration statement on Form S-8, of which this reoffer prospectus forms a part, covers approximately 347,000 shares of common stock which have been or will be issued under the Amended and Restated Aironet Wireless Communications, Inc. 1996 Stock Option Plan, as amended. Subject to applicable vesting requirements and exercise with respect to options, shares registered under this registration statement will be available for sale in the open market.

         All of our officers, directors, stockholders, warrant holders and each holder of more than 5,000 options have executed lock up agreements in which they agreed not to sell any shares of common stock, subject to certain exceptions, until January 25, 2000. This restriction can be waived by the underwriters of our initial public offering at any time without notice to us, our stockholders or the public in general.


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements relating to, among other things, future results of operations, growth plans, sales, gross margin and expense trends, capital requirements and general industry and business conditions applicable to us. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "plans," "intends" and similar expressions are generally intended to identify forward-looking statements. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating these forward-looking statements include changes in external competitive market factors, changes in our business strategy and our ability to execute our strategy in response to unanticipated changes in the wireless LAN industry or the economy in general and various other factors that may prevent us from competing successfully in existing or future markets. In light of these and other risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact be realized.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.


                              SELLING STOCKHOLDERS

         The shares of common stock of Aironet to which this prospectus relates are being registered for reoffers and resales by the selling stockholders, who acquired shares of common stock pursuant to the Plan as employees, officers, directors, consultants or independent contractors of Aironet or its former parent corporation. The selling stockholders may resell all, a portion or none of these shares of common stock from time to time. The table below sets forth with respect to each selling stockholder, based upon information available to us as of December 2, 1999, the number of shares of common stock beneficially owned, the number of shares registered by this prospectus and the number and percent of outstanding shares of common stock assuming the sale of all of the registered shares of common stock.


                                                               NUMBER OF SHARES
                                                               OWNED AFTER THE
                        NUMBER OF SHARES                           OFFERING
                          BENEFICIALLY     NUMBER OF SHARES  ___________________
         NAME                 OWNED           REGISTERED        NUMBER PERCENT
_______________________ _________________ _________________ ____________________

Brian Casto                      833               833             0      *
Scott Gezymalla                2,500             2,500             0      *
D. Michael Grimes(1)         120,000            60,000        60,000      *
Harley Hill                    4,500             4,500             0      *
Gary Hunter(2)                 1,667             1,667             0      *
Richard Koury(3)              10,000             2,500         7,500      *
Roger J. Murphy, Jr.(4)      305,000           200,000       105,000      *
Tom Snow                      10,000            10,000             0      *
Michael Trompower(5)           5,000             5,000             0      *
Pedro Weinreb                 40,000            40,000             0      *
Dan Wipff                     20,000            20,000             0      *

---------------

* = less than one percent

(1) Includes 20,000 shares owned by Mr. Grimes and 40,000 shares owned by the Grimes 1999 Grantor Retained Annuity Trust and options to purchase 60,000 shares of common stock which may be exercised within the next 60 days.

(2) Mr. Hunter was the Vice President of Customer Service of Aironet until July 9, 1999.

(3) Includes 2,500 shares of common stock and options to purchase 7,500 shares of common stock which may be exercised within the next 60 days.

(4) Includes 200,000 shares of common stock and options to purchase 100,000 shares of common stock which may be exercised within the next 60 days. Also includes 5,000 shares of common stock owned by Mr. Murphy's spouse, as to which Mr. Murphy disclaims beneficial ownership. Mr. Murphy is the President and Chief Executive Officer of Aironet and serves on Aironet's Board of Directors.

(5) Mr. Trompower worked in Aironet's engineering department until October 5, 1998.

         The information provided in the table above with respect to the selling stockholders has been obtained from the selling stockholders. Except as otherwise disclosed above or in documents incorporated herein by reference, the selling stockholders have not within the past three years had any position, office or other material relationship with Aironet. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling stockholder sells all of the shares offered hereby) can be given as the number of shares that will be beneficially owned by the selling stockholder after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.


                              PLAN OF DISTRIBUTION

         Each selling stockholder may sell his or her shares of common stock for value from time to time under this prospectus in one or more transactions on Nasdaq, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling stockholders may effect such transactions by selling the shares of common stock to or through broker-dealers, an such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

         Each selling stockholder and any broker-dealers that participate in the distribution of the shares of common stock may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

         In addition to the shares of common stock sold hereunder, the selling stockholders, may, at the same time, sell any shares of common stock, including the shares of common stock owned by them in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this prospectus.

         There is no assurance that the selling stockholders will sell all or any portion of the shares of common stock offered or that the selling stockholders will transfer, devise or gift these shares by other means.

         We will pay all expenses in connection with this offering and will not receive any proceeds from sales of any shares of common stock by the selling stockholders


                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by Goodman Weiss Miller LLP. Certain attorneys of such firm, in the aggregate own 17,500 shares of our common stock. Mr. Jay R.
Faeges, an attorney at Goodman Weiss Miller LLP, is our secretary.


                                     EXPERTS

         The consolidated financial statements of Aironet Wireless Communications, Inc. and its subsidiaries as of March 31, 1998 and 1999 and for each of the three years in the period ended March 31, 1999 incorporated by reference in this prospectus from our Registration Statement No. 333-78507 on Form S-1 have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, which such report is incorporated by reference, given on the authority of said firm as experts in auditing and accounting.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents which we filed with the Commission are incorporated by reference into this reoffer prospectus:

         (a)      Our Current Report on Form 8-K filed on November 12, 1999;

         (b) Our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 1999, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended;

         (c) Our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 1999, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended;

         (d) The description of common stock contained in our Registration Statement on Form 8-A (File No. 000-26747), filed with the Commission on July 16, 1999 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, including any subsequent amendment or report filed for the purpose of amending such description; and

         (e) Our prospectus filed with the Commission under Rule 424(b) under the Securities Act, in connection with Registration Statement No. 333-78507 filed with the Commission on May 14, 1999, including all amendments thereto.

         In addition, all documents which we file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended after the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus.


                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a Registration Statement on Form S-8 under the Securities Act with respect to the shares of common stock offered by this prospectus. A copy of any document incorporated by reference in the registration statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates) will be provided by us without charge to any person (including any beneficial owner) to whom this prospectus has been delivered upon the oral or written request of such person. Such requests should be directed to Aironet Wireless Communications, Inc., Attn: Investor Relations, 3875 Embassy Parkway, Akron, Ohio 44333. Our telephone number is (330) 664-7900.

         We are also subject to the reporting requirements of the Securities Exchange Act of 1934 and are required to file annual and quarterly reports, proxy statements and other information with the Commission. You can inspect and copy reports and other information filed by us with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0300. The Commission also maintains an internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the Commission.

         You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, previously filed with the Securities and Exchange Commission (the "Commission"), are by this reference incorporated in this Registration Statement:

         (a) The Registrant's prospectus filed with the Commission on July 30, 1999 pursuant to Rule 424(b) of the Securities Act in connection with Registration Statement No. 333-78507 on Form S-1 filed with the Commission on May 14, 1999, together with any and all amendments thereto, in which there is audited financial statements for the Registrant's fiscal years ended March 31, 1998 and 1999;

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the prospectus referred to in (a) above; and

         (c) The Registrant's Registration Statement No. 000-26747 on Form 8-A filed with the Commission on July 16, 1999, together with any and all amendments thereto, pursuant to Section 12(g) of the Exchange Act.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the securities being offered pursuant to this Registration Statement has been passed upon for the Registrant by the law firm of Goodman Weiss Miller LLP. Certain attorneys of such firm, in the aggregate, own 17,500 shares of the Registrant's Common Stock. Mr. Jay R. Faeges, an attorney at Goodman Weiss Miller LLP, is the Secretary of the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

         The Registrant's Amended and Restated Certificate of Incorporation (the "Certificate") provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was one of the Registrant's directors or officers or is or was serving at the Registrant's request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than the law permitted prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the Registrant pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the Delaware General Corporation Law. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any of the Registrant's directors, officers, employees or agents thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. The Certificate also specifically authorizes the Registrant to maintain insurance and to grant similar indemnification rights to the Registrant employees or agents.

         The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

         The Certificate provides that the Registrant's directors will not be personally liable to the Registrant or the Registrant's stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the Delaware General Corporation Law as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to the Registrant or the Registrant's stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         The securities that are to be reoffered or resold pursuant to this Registration Statement were issued by us pursuant to the Plan in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereto and/or Rule 701 thereunder.


ITEM 8.  EXHIBITS.

4.1 Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 4.1 to Registrant's Registration Statement No. 333-86953 on Form S-8 and incorporated by reference herein)

4.2      Second Amended and Restated Bylaws of the Registrant (filed as Exhibit
         3.2 to Registrant's Registration Statement No. 333-78507 on Form S-1 and incorporated by reference herein)

4.3 Specimen of certificate for shares of Registrant's common stock (filed as Exhibit 4.1 to Registrant's Registration Statement No. 333-78507 on Form S-1 and incorporated by reference herein)

4.4 Rights Agreement between the Registrant and Harris Trust and Savings Bank, as Rights Agent, dated as of June 25, 1999 (filed as Exhibit 4.4 to Registrant's Registration Statement No. 333-86953 on Form S-8 and incorporated by reference herein)

4.4.1    Amendment No. 1 to Rights Agreement dated November 8, 1999 (filed as
         Exhibit 4.2.1 to Registrant's Current Report on Form 8-K filed on November 12, 1999 and incorporated by reference herein)

4.5      Warrant certificate issued to Furneaux & Company, LLC (filed as Exhibit
         4.3 to Registrant's Registration Statement No. 333-78507 on Form S-1 and incorporated by reference herein)

4.6 Registration Rights Agreement by and among Registrant and certain of its security holders, dated as of March 31, 1998 (filed as Exhibit
         10.4.3 to Registrant's Registration Statement No. 333-78507 on Form S-1 and incorporated by reference herein)

4.7 Agreement and Plan of Merger and Reorganization dated as of November 8, 1999 by and among Cisco Systems, Inc., a California corporation, Osprey Acquisition Corporation, a Delaware corporation and Aironet Wireless Communications, Inc., a Delaware corporation (filed as Exhibit
         2.1 to Registrant's Current Report on Form 8-K filed on November 12, 1999 and incorporated by reference herein)

4.8 Stock Option Agreement dated as of November 8, 1999 by and between Cisco Systems, Inc. and Aironet Wireless Communications, Inc. (filed as
         Exhibit 99.1 to Registrant's Current Report on Form 8-K filed on November 12, 1999 and incorporated by reference herein)

4.9 Form of Stockholder Agreement dated as of November 8, 1999 by and among Cisco Systems, Inc., Osprey Acquisition Corporation and certain stockholders of Aironet Wireless Communications, Inc. (filed as Exhibit
         99.2 to Registrant's Current Report on Form 8-K filed on November 12, 1999 and incorporated by reference herein)

5+       Opinion of Goodman Weiss Miller LLP

23.1+    Consent of PricewaterhouseCoopers LLP

23.2+    Consent of Goodman Weiss Miller LLP (included in Exhibit 5)

24+      Power of Attorney (included on page 24)

---------
+ Filed herewith.

ITEM 9.  UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on December 3, 1999.


                                       AIRONET WIRELESS COMMUNICATIONS, INC.

                                       By: /s/ Roger J. Murphy, Jr.
                                           -------------------------------------
                                           Roger J. Murphy, Jr.
                                           President and Chief Executive Officer


POWER OF ATTORNEY AND SIGNATURES

         Each of the undersigned Directors and Officers of AIRONET WIRELESS COMMUNICATIONS, INC., a Delaware corporation (the "Registrant"), does hereby make, constitute and appoint Roger J. Murphy, Jr. and Richard G. Holmes, and each of them, his true and lawful attorneys-in-fact and agents. Each has full power to act alone or together, without any other, and with power of substitution and resubstitution, to execute for and on his behalf in his name and in his capacity as a Director and/or Officer of the Registrant, and to deliver and file or cause to be delivered and filed with the Commission a Registration Statement on Form S-8 under the provisions of the Securities Act with respect to shares of Registrant's Common Stock, par value $.01 per share, that have been or may be issued pursuant to the Amended and Restated Aironet Wireless Communications, Inc. 1996 Stock Option Plan (as amended) together with any participation interests under said which may constitute securities within the meaning of the Act and any and all amendments to such Registration Statement, including all exhibits thereto and other documents required in connection therewith, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever as said attorneys-in-fact and agents may deem necessary or advisable to carry out fully the intent of the foregoing as the undersigned might or could do personally or in the capacity as aforesaid, hereby ratifying and confirming all such acts and things.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

          Signature                                  Title                                       Date


  /s/ Roger J. Murphy, Jr.              President and Chief Executive Officer               December 3, 1999
  ----------------------------------
  Roger J. Murphy, Jr.

  /s/ Richard G. Holmes                 Senior Vice President and Chief Financial Officer   December 3, 1999
  ----------------------------------
  Richard G. Holmes

  /s/ James H. Furneaux                 Director, Chairman of the Board                     December 3, 1999
  ----------------------------------
  James H. Furneaux

  /s/ Samuel F. McKay                   Director                                            December 3, 1999
  ----------------------------------
  Samuel F. McKay

  /s/ John W. Paxton, Sr.               Director                                            December 3, 1999
  ----------------------------------
  John W. Paxton, Sr.

                               INDEX TO EXHIBITS


4.1 Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 4.1 to Registrant's Registration Statement No. 333-86953 on Form S-8 and incorporated by reference herein)

4.2      Second Amended and Restated Bylaws of the Registrant (filed as Exhibit
         3.2 to Registrant's Registration Statement No. 333-78507 on Form S-1 and incorporated by reference herein)

4.3 Specimen of certificate for shares of Registrant's common stock (filed as Exhibit 4.1 to Registrant's Registration Statement No. 333-78507 on Form S-1 and incorporated by reference herein)

4.4 Rights Agreement between the Registrant and Harris Trust and Savings Bank, as Rights Agent, dated as of June 25, 1999 (filed as Exhibit 4.4 to Registrant's Registration Statement No. 333-86953 on Form S-8 and incorporated by reference herein)

4.4.1    Amendment No. 1 to Rights Agreement dated November 8, 1999 (filed as
         Exhibit 4.2.1 to Registrant's Current Report on Form 8-K filed on November 12, 1999 and incorporated by reference herein)

4.5      Warrant certificate issued to Furneaux & Company, LLC (filed as Exhibit
         4.3 to Registrant's Registration Statement No. 333-78507 on Form S-1 and incorporated by reference herein)

4.6 Registration Rights Agreement by and among Registrant and certain of its security holders, dated as of March 31, 1998 (filed as Exhibit
         10.4.3 to Registrant's Registration Statement No. 333-78507 on Form S-1 and incorporated by reference herein)

4.7 Agreement and Plan of Merger and Reorganization dated as of November 8, 1999 by and among Cisco Systems, Inc., a California corporation, Osprey Acquisition Corporation, a Delaware corporation and Aironet Wireless Communications, Inc., a Delaware corporation (filed as Exhibit
         2.1 to Registrant's Current Report on Form 8-K filed on November 12, 1999 and incorporated by reference herein)

4.8 Stock Option Agreement dated as of November 8, 1999 by and between Cisco Systems, Inc. and Aironet Wireless Communications, Inc. (filed as
         Exhibit 99.1 to Registrant's Current Report on Form 8-K filed on November 12, 1999 and incorporated by reference herein)

4.9 Form of Stockholder Agreement dated as of November 8, 1999 by and among Cisco Systems, Inc., Osprey Acquisition Corporation and certain stockholders of Aironet Wireless Communications, Inc. (filed as Exhibit
         99.2 to Registrant's Current Report on Form 8-K filed on November 12, 1999 and incorporated by reference herein)

5+       Opinion of Goodman Weiss Miller LLP

23.1+    Consent of PricewaterhouseCoopers LLP

23.2+    Consent of Goodman Weiss Miller LLP (included in Exhibit 5)

24+      Power of Attorney (included on page 24)
---------
+ Filed herewith.